Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS THIRD QUARTER 2021 RESULTS

EAST HANOVER, NJ – ( ) – November 9, 2021 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its third quarter results for the three and nine months ended September 30, 2021.

Financial Highlights for Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020:

●	Revenues were $10,109,164, decreasing 0.5% from $10,159,151.

●	Gross profit was $3,939,308, decreasing 2.8% from $4,051,991.

●	Loss before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation was $14,655, compared to income before earnings or $273,195 in 2020.

●	Net loss was $240,029, or $0.05 earnings per basic and diluted share, compared to net income of $55,205 or 0.01 earnings per basic and diluted share.

Financial Highlights for the Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020:

●	Total revenues rose 4.4% to $31,218,331 from $29,911,619.

●	Gross profit increased to $12,956,525, increasing 9.4% from $11,842,804.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus share-based compensation were $1,140,953, increasing $859,129 from $281,824.

●	Net income totaled $244,939, or $0.05 per basic and diluted share, compared to net loss of ($203,396), or ($0.05) per basic and diluted share.

●	As of September 30, 2021, the Company had $7,252,236 in cash and cash equivalents; $1,629,577 in accounts receivable; long term debt of $815,030 (excluding the impact of operating lease liabilities), and total stockholders’ equity of $9,393,696.

For more details on SilverSun’s third quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “We remain on pace to deliver the best year in the history of the Company, despite the fact that this was a mediocre quarter for us. We regard it as a one-time event, as we continue to navigate the various market dynamics taking hold in the economy today. As the Covid pandemic continues to cause disruptions within supply chains, we saw more customers this quarter taking a wait-and-see approach to their technology investments than they had previously. While projects are not being cancelled per se, we are seeing more delays as our customers look to conserve cashflow until such time as they feel more confident about their short-term prospects. Similarly, we have seen a greater number of delays than usual as our customers confront more labor shortages in this challenging labor environment. We believe these dynamics are short-term, and will ease in the coming months.”

“Despite these short term challenges, our focus on the digital transformation of our customers continues to bear fruit. We have been focusing on increasing our monthly recurring revenue (“MRR”), and on increasing recurring revenue as a percentage of total revenue. The products and services that we provide that generate MRR include our Software as a Service (SaaS) product offerings, Infrastructure as a Service (IaaS), cloud hosting for business applications, cybersecurity, business continuity and disaster recovery solutions. As a result, MRR is now approaching 50% of total revenue.”

“In order to more tightly align our product offerings with our strategic vision of providing cloud-based solutions and technologies, we are making some changes in our ERP product offerings. We are in the process of off-boarding some legacy on-premise solutions, and have recently signed agreements to become a reseller of Sage Intacct. Sage Intacct publishes cloud-based financial management and accounting applications for businesses and CPA firms, and will provide a nice complement to our large and growing Acumatica practice. We are confident that this realignment will both accelerate our growth, increase our MRR, and enhance our profitability.”

“As we scale our business, we continue to remain focused on improving our operating efficiency and reducing expenses. As a result of increased utilization and the sales of higher margin solutions, earnings before interest, taxes, depreciation, amortization and share-based compensation (EBITDA) was $1,140,953 for the first 9 months of the year, , increasing $859,129 from $281,824for the first nine months of 2020. I expect we will see continued improvement in our operating margins in the coming quarters.”

In conclusion, Meller stated, “The Company continues to execute on its business plan. Our sales pipeline for the balance of the year is strong, our managed service provider (MSP) continues to aggressively on-board new customers for our Infrastructure-as-a-Service, application hosting, and cybersecurity offerings, and our pipeline for consulting project hours remains robust. As a result, we are confident about our prospects for the balance of the year, and for 2022 and beyond. ”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Human Capital Management (“HCM”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated IT managed services practice that provides cybersecurity, cloud, application hosting, disaster recovery, business continuity, and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com